Exhibit 99

RF Monolithics, Inc. Employees Granted Stock Options with Shorter Terms and Vesting

     DALLAS--(BUSINESS WIRE)--April 5, 2005--RF Monolithics, Inc. (RFM) (Nasdaq:RFMI) today announced that on March 31, 2005, RFM awarded stock options to substantially all of its employees in connection with its annual performance review process. The options contain terms that vary from prior option grants in two respects. The term of the new options will be 5 instead of 10 years, and vesting will be completed in 12 equal monthly increments, rather than 48 equal monthly increments. Options to purchase an aggregate of approximately 170,000 shares were granted to approximately 195 employees, including 36,600 shares to executive officers.
     Mr. Kirk said, "The number of shares granted each employee was directly related to their individual performance over the past year. These options were awarded with shortened terms to mitigate the effects of the new expensing requirements for stock options. From the employees' perspective, the faster vesting contained in these options offsets, to some degree, the detriment of a shorter term. The shorter term and vesting provisions will reduce the Company's expected compensation expense in Fiscal Year 2006 and beyond under the phase-in provisions for FAS 123(R). We continue to believe stock options are an excellent form of compensation for companies such as ours. We endorse the efforts of the AeA to treat stock option expense in a fair manner that is appropriate for a technology related business."

     About RFM

     Celebrating over 25 years of low-power wireless solutions, RF Monolithics, Inc., headquartered in Dallas, is a leading designer, developer, manufacturer and supplier of radio frequency wireless solutions enabling wireless connectivity for the automotive, consumer, industrial, medical and communications markets worldwide, allowing our customers to provide products and services that are both cost effective and superior in performance. RFM's wireless solutions are supported by industry leading customer service. For more information on RF Monolithics, Inc., please visit our websites at www.rfm.com and www.wirelessis.com.

     Forward-Looking Statements:

     This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believe," "feel," "expects," "plans," "anticipates" or similar terms are considered to contain uncertainty and are forward-looking statements, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2004. The Company does not assume any obligation to update any information contained in this release.


     CONTACT: RF Monolithics, Inc., Dallas
              Carol Bivings, 972-448-3767